Exhibit 10.11

Assembly & Testing Service Agreement

THIS AGREEMENT is made on this 8th day of November 2010 (2010-11-08) by and between UNITED TEST AND ASSEMBLY CENTER LTD, a company incorporated in Singapore with its place of business at 5 Serangoon North Avenue 5, Singapore 554916 (hereinafter referred as “UTAC”) and SEQUANS COMMUNICATIONS SA, a French corporation with its place of business at Bailment Citicenter, 19 Le Parvis de La Defence, La Defense Cedex 92073, Paris, France (hereinafter referred as “CUSTOMER”)

NOW THEREFORE, for and in consideration of the premises, and the mutual covenants and promises herewith set forth, the parties hereto agree as follows:

1	OBJECTIVE AND TERMS OF AGREEMENTS

1.1	OBJECTIVE

The objective of this Agreement is to set forth the terms and conditions for the assembly and testing services performed by UTAC to CUSTOMER in accordance with the specifications and procedures agreed by CUSTOMER and UTAC and as described in Exhibit A (hereinafter referred to as the “Service”). These specifications and procedures shall form an integral part of this Agreement and are subject to revision from time to time.

1.2	TERM OF AGREEMENT

The term of this Agreement shall be for a period of twelve (12) months commencing from the Effective Date hereof and thereafter shall be automatically renewed for an additional one (1) year under the same terms and conditions provided herein unless or until either party gives the other a written notice of its intention not to extend the terms of this Agreement at least ninety (90) days prior to the expiration of the original or any extended term of this Agreement.

2	SERVICES TO BE PROVIDED BY UTAC

2.1	UTAC shall perform the Services in respect of the various wafers and assemble parts indicated in Exhibit B (hereinafter called “Part(s)”) provided by CUSTOMER to manufacture the product described in Exhibit 5B herein (“Product”).

2.2	In case CUSTOMER desires to modify the current services or add the new services, CUSTOMER shall inform UTAC in writing and based upon mutual agreement by both parties, modify or add the new Specifications and Products in Exhibit A and B.

3	FORECAST

Not later than the fifteenth (15th) day of each preceding month, during the term of this Agreement, CUSTOMER shall provide UTAC the forecast of Products in quantity (hereinafter referred to as “Forecast”) covering the next six (6) months period. Both parties agree and understand that the volume of the first two (2) months in the Forecast is a firm and binding loading from CUSTOMER. The volume of the next four (4) months is a rolling forecast provided for UTAC’s reference and capacity planning.

4	PURCHASE OF SERVICES

CUSTOMER shall, by the way of written purchase orders or by means of other written communication, issue each purchase order of the Service before the twenty-first (21st) day of the preceding month of when is expected delivery by CUSTOMER of the Parts and/or Products. Each purchase order shall state an identification of the Parts and/or Products, the quantity and the agreed and applicable price for the Service requested. UTAC shall acknowledge CUSTOMER within seven (7) business days of the receipt of the purchase order and firm wafer and die delivery date with a firm capacity loading plan.

5	ITEMS TO BE SUPPLIED BY CUSTOMER

5.1	All Parts and Products supplied by CUSTOMER to UTAC shall be consigned to UTAC. UTAC understands and agrees that all CUSTOMER Parts and Products supplied hereunder are the confidential property of CUSTOMER and that all of such Parts and Products are to be strictly controlled, accounted for and returned to CUSTOMER in accordance with CUSTOMER requirements, including but without limitation to any defective parts.

5.2	Title to the Parts and Products supplied by CUSTOMER to UTAC hereunder is not transferred to UTAC. However, UTAC will be responsible for risk of loss of or damaged to such parts upon taking possession of such parts and before returning the same to CUSTOMER after the Service provided in accordance with this Agreement.

6	SHIPPING AND DELIVERY, RESCHEDULE AND MATERIALS

6.1	After Services have been completed within a mutually agreed delivery schedule provided in the loading plan, UTAC shall return completed Products to CUSTOMER’s designated destination. If CUSTOMER rejects any Products, CUSTOMER and UTAC shall confer to determine the reason for rejection. If any defective Products are solely caused by gross negligent acts of UTAC, CUSTOMER and UTAC shall discuss in good faith an appropriate compensation or to develop and implement a corrective action plan for any errors including manufacturing errors or defects and re-work of Products where applicable. All rejected Parts and/or Products resulting from the Service shall be returned or destroyed by UTAC in accordance with CUSTOMER’s request.

6.2	All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with CUSTOMER packing specification, addressed in accordance with applicable Purchase Order and for collection by a carrier or forwarding agent designated by CUSTOMER.

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6.3	In case of customer request “Bill & Hold” Product delivery instruction, either on a permanent basis or occasionally, CUSTOMER shall authorise UTAC in writing to perform “Bill & Hold” procedures. CUSTOMER accepts to assume full ownership of any finished good inventory duly invoiced after works for the added value provided and resident at UTAC premises awaiting forwarding instructions.

6.4	RESCHEDULE

(1)	For any Purchase Order issued in accordance with this Agreement, CUSTOMER may increase the quantity of Products by giving UTAC a revised forecast (“Revised Forecast”). If UTAC agrees to such increase in the Revised Forecast, UTAC will reschedule the delivery from the originally planned delivery date and UTAC shall use its best efforts to meet such requirement.

(2)	In the case of reschedule defined in subsection (1) above, CUSTOMER shall bear the cost and charges for inventory of the materials purchased in accordance with the Revised Forecast, provided that for materials with lead time of two (2) months or more, UTAC shall obtain CUSTOMER’s written consent prior to the purchase of such materials. UTAC agree to hold inventory of up to two (2) months for long leadtime materials.

6.5	MATERIALS

Based on the Forecast and/or Revised Forecast, UTAC will purchase materials for the performance of the Service. Customer shall be liable for the costs of materials purchased by UTAC at UTAC’s cost of purchase only in accordance with the agreed bill of materials and firm Customer Forecast, including but not limited to unconsumed materials or excess inventory.

7	PRICING

At the request of CUSTOMER, the unit price of the Service will be reviewed by UTAC and this review will be done once every 6 months or less frequently, as reasonably necessary for CUSTOMER. All pricing changes must be mutually agreed to by the Parties in writing.

All prices are in United States Dollars and all Service provided to Products shall be delivered to CUSTOMER on an Ex-Works UTAC designated site (INCOTERMS 2000) basis.

UTAC will issue an invoice relating to the Services provided at the completion of each process step to CUSTOMER, and CUSTOMER shall pay UTAC for the performance of the Services according to prevailing Sales Terms and Conditions of UTAC quotations.

8	AUDITING

CUSTOMER and CUSTOMER’s end customer reserve the right to audit UTAC during processing or manufacturing at any regular business hours to verify CUSTOMER’s requirements as long as CUSTOMER does not unduly interfere with UTAC routine operations and its conduct of business affairs.

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9	WARRANTY

9.1	UTAC warrants that the Services provided will be provided with reasonable care and skill and at a standard reasonably consistent with generally accepted industry standards.

9.2	Save as expressly provided in this Agreement, no warranty of any other kind is given in conjunction with the Agreement. To the fullest extent permissible by law, any condition or warranty which would otherwise be implied in the Agreement, including any quality or fitness for any particular purpose, are hereby excluded.

10	LIMITATION OF LIABILITY

10.1	Total Liability for UTAC

The total liability of UTAC on all claims of any kind, whether in contract, tort (including negligence), strict liability or otherwise (including as a result of intellectual property infringement) or indemnity claims arising out of the performance or breach of this Agreement or use of the Parts and/or Products or the performance of the Services shall not exceed the payment received by UTAC from CUSTOMER for such Parts and/or the Products at the time liability arose.

10.2	PATENTS, COPYRIGHTS, TRADE SECRETS, OTHER PROPRIETARY RIGHTS.

(a)	UTAC shall indemnify and hold CUSTOMER harmless from and against any losses, damages, liability and costs that CUSTOMER incurs from or as a result of any claims resulting directly from any alleged infringement of any intellectual property rights of a third party by UTAC’s manufacturing processes on the Products purchased hereunder (“Products”), and UTAC shall, at its own expense, defend such claims alleging such infringement of any third party intellectual property rights, against CUSTOMER, provided that (i) UTAC is promptly notified in writing of such claims, and (ii) UTAC is given all information and evidence in CUSTOMER’ possession, and (iii) UTAC is given reasonable assistance in and sole control of the defense thereof, and (iv) CUSTOMER permits UTAC to fully control, in a manner not adverse to CUSTOMER, the defense and settlement of such claim, including but not limited to directing the investigation, preparation, defense and settlement of such claim, and the selection of counsel reasonably acceptable to UTAC, and provided that CUSTOMER does not make any settlement or compromise of such claim with the third party, without the prior written approval of the UTAC. In the event of such a charge of infringement, UTAC’s obligation under this agreement shall be fulfilled if UTAC at its option: (i) obtains a license for CUSTOMER to continue the use or sale of the Products purchased from UTAC, or (ii) refunds the purchase price paid to UTAC by CUSTOMER for such Products, or (iii) replaces or modifies the manufacturing processes on the Products so as to be substantially equal but non-infringing.

(b)

Notwithstanding Section 10.2(a) above, UTAC shall not be liable for the indemnification of any claims resulting from any alleged infringement of any intellectual property rights of a third party by UTAC’s manufacturing processes on the Products purchased hereunder insofar that such claim arises out of: (a) UTAC’s use or compliance with any designs, materials, Product requirements, specifications or instructions supplied or specified by CUSTOMER, or any products or materials produced by UTAC’s as a result of such compliance; (b) any modification or use of UTAC’s Products not authorised by UTAC; or (c) use of UTAC’s Products or any part thereof in combination or connection with other products not supplied by UTAC or authorised by UTAC. CUSTOMER shall fully indemnify and hold UTAC harmless from and against any losses, damages, liabilities and cost

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that UTAC incurs from or as a result of any claims resulting directly from any alleged infringement of any intellectual property rights of a third party by UTAC’s manufacturing processes on the Products purchased hereunder, if such claims arises as a result of: (i) UTAC’s use or compliance with any designs, materials, Product requirements, specifications or instructions supplied or specified by CUSTOMER, or any product or materials produced by UTAC as a result of such compliance; (ii) any modification or use of UTAC’s Products not authorised by CUSTOMER; or (iii) any use of UTAC’s Products or any part thereof in combination or connection with other products not supplied by UTAC or authorised by UTAC.

10.3	NO CONSEQUENTIAL DAMAGES

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR OTHER SIMILAR DAMAGES ARISING FROM BREACH OF WARRANTY, INDEMNIFICATIONS, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER KIND OF CIVIL LIABILITY EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11	CONFIDENTIALITY

11.1	Each party agrees (a) to use the same degree of care but not less than reasonable care as it uses with respect to its own proprietary information of a similar nature, not to disclose to any third party (other than their Subsidiaries which have a need to know and other than employees of each such party) (i) any information received from the other parties hereunder in tangible form which bears a confidential or proprietary legend, and (ii) any information received from the other party hereunder in intangible form and designated as confidential or proprietary at the time of such receipt and reduced to tangible form bearing a confidential or proprietary legend and sent by the disclosing party to the receiving party within thirty (30) days after the disclosure (collectively the “Confidential Information”); and (b) not to use such Confidential Information except for the purpose of this Agreement.

11.2	The restrictions on use and disclosure described in Section 11.1 shall not apply to any information which: (a) is in the public domain at the time of disclosure to the receiving party under this Agreement; (b) is already in the lawful possession of the receiving party at the time of disclosure under this Agreement; (c) becomes publicly available through no fault of the receiving party and without breach of this Agreement; (d) becomes rightfully known to the receiving party; or (e) is subsequently developed independently by employees of the receiving party or is required to be disclosed pursuant to operation of law, rules of any relevant government authorities or order of a court of competent jurisdiction provided always that the receiving party shall give the disclosing party reasonable notice to defend or seek protection order prior to the disclosure and provided that the receiving party is legally able to do so.

11.3	All Confidential Information that is disclosed pursuant to this Agreement shall remain the property of the disclosing party. Disclosure of any Confidential Information hereunder shall not be deemed to constitute or imply any license or right to use or interest in the same.

11.4	Upon termination of this Agreement, the receiving party shall return to the disclosing party or destroy all of the disclosing party’s Confidential Information and all copies thereof in tangible form, then in its possession.

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11.5	The parties agree that confidential information disclosed by either party by means of a NON-DISCLOSURE AGREEMENT (“NDA”) between the parties shall be deemed as the Confidential Information of this Agreement and such NDA shall be terminated of Effective Date of this Agreement.

12	TERMINATION

12.1	In event that either party materially breaches this Agreement, the party not in breach may terminate this Agreement after allowing thirty (30) days from written notice of breach for the party in breach (“Breaching Party”) to cure such breach.

12.2	This Agreement, and any purchase orders or authorization placed hereunder shall immediately terminate in the event whereby either party becomes insolvent, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of its creditors, or applies for or consents to the appointment of a trustee or receiver, a trustee or receiver is appointed for all or a substantial part of its property without its consent, or if bankruptcy, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for relief of debtors are instituted by or against either party.

12.3	This agreement may also be terminated upon mutual agreement of the parties without further liabilities of the parties.

12.4	Within the fourteen (14) days after the termination of this Agreement, UTAC shall return to CUSTOMER all parts delivered to UTAC for the purpose of performing the Services. In the event whereby UTAC failed to do so, CUSTOMER authorized employees, representatives or agents may enter the premises of the UTAC to remove such parts without any liability including but not limited to trespass to property without prejudice to any other rights of CUSTOMER at law or in equity.

13	FORCE MAJEURE

13.1	Neither party shall be responsible for any failure to comply with the terms of this Agreement due to causes beyond its control, including but not limited to fire, storm, flood, earthquake, explosion, accident, rebellion, insurrection, sabotage, riot, or other civil disobedience, acts of God, acts of Government, whether national or municipal or otherwise, or any agency thereof, and judicial action (“Force Majeure”).

13.2	The affected party shall notify the other party within the shortest possible time of the occurrence of the Force Majeure. Should the effect of the Force Majeure continue for more than one hundred twenty (120) consecutive days, either party may terminate this Agreement without liability upon written notice to the other party. Notwithstanding the foregoing, the provision of this Section shall not relieve either party of the obligations to make payments when due under this Agreement.

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14	ASSIGNS

Each party shall not assign or transfer this Agreement or any rights or obligations hereunder without the express written authorization of the other party, which authorization shall not be unreasonably withheld.

15	GOVERNING LAW

The validity, interpretation, and performance of this Agreement and any purchase order issued hereunder shall be governed by the laws of Singapore and UTAC agrees to submit to the non-exclusive jurisdiction of the Courts of Singapore.

16	TAXES, DUTIES AND LICENSES

UTAC shall pay taxes, duties, charges and fees incurred or levied in connection with its business activities and the performance of this Agreement. In addition, UTAC shall procure and maintain at its own expense all permits, licenses and approvals, obtain and pay of all inspections and give all notices required in UTAC country connection with its business activities and performance of this Agreement. CUSTOMER shall pay the applicable goods and services taxes for the service.

17	EXPORT CONTROL

The parties acknowledge that the transfer or export of any Parts and/or Products, technical data or information about such Parts and/or Products or data may be prohibited by laws or subject to governmental authorization. The parties shall comply with all applicable laws, rules and regulations relating to the transfer and export of such Parts and/or Products, technical data or information.

18	SEVERABILITY

If any provision in this Agreement shall be held to be illegal, void, invalid or unenforceable, in whole or in part, under the laws of any jurisdiction, such provision shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

19	ENTIRE AGREEMENT

This entire agreement including Exhibits A and B constitutes the entire agreement between the parties relating to the subject matter and of this Agreement and supersedes all previous communications, representations or agreements, oral or written, with respect to the Service which are the subject matter of this Agreement. No addition to or modification of any provision of this Agreement shall be binding or enforceable unless made in writing and signed by a representative of each party hereto.

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed by their respective duly authorized representatives on the Effective Date.

United Test and Assembly Center Ltd		Sequans Communications SA

By:		By:
Name:	JUNE CHIA	Name:	Deborah Choate
Title:	GROUP EVP, WN SALES & MKTG	Title:	Chief Financial Officer
Dated:	24th November 2010	Dated:	4 November 2010

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Exhibit A

Process Flow (generic) of applicable services

Test Flow

Receive wafer/packaged 1C è IQA è ATE Test è Scan, Bake & Pack è OQA è Ship

Assembly Flow

Receive wafer/dies è IQA è Assembly è Scan & Pack è OQA è Ship

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Exhibit B

Parts consigned by CUSTOMER

Parts description	Quantity

Products qualified to be manufactured by UTAC

Item #	CUSTOMER Product
1.	SQN1110
2.	SQN1140
3.	SQN1130
4.	SQN1145
5.	SQN1170
5.	SQN1210
6.	SQN1220

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